UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2010

PSIVIDA CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-51122	26-2774444
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Pleasant Street

Watertown, MA 02472

(Address of Principal Executive Offices) (Zip Code)

(617) 926-5000

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2010, pSivida Corp. (the “Company”) entered into an Employment Agreement with Leonard S. Ross, its Vice President, Finance.

Under the Employment Agreement, the Company agreed to employ Mr. Ross, and Mr. Ross agreed to serve, full time as the Company’s Vice President, Finance and in such capacity as the Company’s Principal Financial and Accounting Officer overseeing all accounting and financial affairs of the Company. The Employment Agreement provides for an annual base salary of $202,230, which may be increased at the discretion of the Company, and for paid vacation and fringe benefits in accordance with the policies of the Company as well as eligibility to receive an annual cash bonus determined by the Company and to participate in the Company’s 2008 Incentive Plan.

Under the Employment Agreement, termination of Mr. Ross’ employment by Mr. Ross with “good cause” within 90 days of the conduct giving rise to good cause or by the Company other than for “cause” would require the Company to pay severance to Mr. Ross. Upon any such termination other than within 24 months of a change of control, Mr. Ross would be entitled to a lump sum payment equal to the sum of (1) 75% of his then current annual base salary and (2) a pro rata portion of the current year’s bonus, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus based on the period from the commencement of the fiscal year to the termination date. In such event, the Company also would be required to provide medical, dental, life and disability benefits to Mr. Ross for a period of one year or such lesser period if Mr. Ross obtains comparable coverage with another employer. Under the Option Amendment Agreement, with respect to options held by Mr. Ross granted during fiscal years 2009 and 2011 under the 2008 Incentive Plan (“Mr. Ross’ Incentive Plan Options”), any unvested portion that would have vested as of the first anniversary following the date of his termination by the Company other than for cause or by Mr. Ross with good cause (other than within 24 months of a change in control) would vest upon any such termination, and such options would remain exercisable until the earlier of (i) three months thereafter and (ii) the applicable option expiration date. In the event Mr. Ross terminates his employment for good cause (other than within 24 months of a change of control) and the Company requests that Mr. Ross remain as an employee for a period of up to 9 months after receipt of Mr. Ross’ termination notice, Mr. Ross must remain an employee of the Company through the date requested in order to receive the severance described above (unless his employment is earlier terminated by the Company). Additionally, in order for Mr. Ross to be eligible for any severance, he must deliver a release as provided in the Employment Agreement.

In the event Mr. Ross’ employment is terminated by the Company without cause or by Mr. Ross with good cause within 24 months of a change in control, under the Employment Agreement, Mr. Ross would be entitled to a lump sum payment equal to the sum of (1) 100% of annual base salary, (2) an amount equal to the prior year’s bonus and (3) a pro rata portion of the current year’s bonus based on the period from the commencement of the fiscal year to the termination date, calculated on the assumption that all targets and formulas for determining such bonus had been met, or, if no such targets or formulas were established, calculated as a pro rata portion of the prior year’s bonus. In addition, the Company would be required to provide medical, dental, life and disability benefits to Mr. Ross for a period of one year, or such lesser period if Mr. Ross obtains comparable coverage with another employer. Additionally, under the Option Amendment Agreement, any unvested portion of Mr. Ross’ Incentive Plan Options would vest and become exercisable upon such termination, and such options would remain exercisable until the earlier of (i) one year thereafter and (ii) the applicable option expiration date.

If Mr. Ross ceases to be an employee as a result of death or disability or if termination of Mr. Ross’ employment is by the Company for cause or by Mr. Ross without good cause, then Mr. Ross is entitled to only salary and bonuses then earned but unpaid.

The terms “good cause”, “cause” and “change of control” are defined in the Agreements.

The foregoing summary of the Agreements is not complete and is qualified in its entirety by reference to the full text of each of the Agreements, the forms of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following Exhibits are furnished with this report on Form 8-K:

No.	Description
10.1	Employment Agreement between the Company and Leonard S. Ross dated December 17, 2010.
10.2	Option Amendment Agreement between the Company and Leonard S. Ross dated December 17, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PSIVIDA CORP.

Date: December 21, 2010	By:	/S/ LORI FREEDMAN
Lori Freedman, Vice President, Corporate Affairs, General Counsel and Secretary